Exhibit 10.1

December 19, 2013

James E. Harris

Senior Vice-President and Chief Financial Officer

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, NC 28211

Re:	Incidence Pricing Agreement

Dear Jamie:

This letter confirms our plans to enter into an incidence pricing program (the “Program”) with Coca-Cola Bottling Co. Consolidated (“Bottler”) starting in 2014 for the Term defined below. The Program described below applies only to concentrate that the Bottler purchases from CCNA for producing the beverages under the “Brands” listed in Attachment A that ultimately will be sold as finished goods to your customers who resell the finished goods directly or indirectly to retailers and consumers who are located in the respective authorized territories for the Brands, as permitted in the respective agreements between The Coca-Cola Company (“Company”) or by and through CCNA and the Bottler for the Brands (“Covered Sales”). The Program described below will not apply to concentrate that the Bottler purchases from CCNA that is used to manufacture finished goods for resale to CCNA or to authorized Coca-Cola bottlers that are not owned and controlled by the Bottler (“Excluded Sales”).

1. The Brands will include the following Company beverages that are bottler-produced:

•	All Sparkling beverages (e.g., Coca-Cola, diet Coke, Sprite, etc.)

•	FUZE Refreshments (Coldfill only) and Minute Maid Adult Refreshment (Coldfill only)

Aluminum bottles and all TCCC products imported from Mexico in glass bottles will be excluded from the brands.

2. The Program shall be for a minimum of two (2) years beginning on January 1, 2014, and shall end on December 31, 2015, unless terminated earlier by either party as permitted herein (the “Term”). Either party may terminate the Program effective at the end of any calendar year (i.e., on December 31) by giving not less than fifteen (15) days written notice to the other party prior to the end of such calendar year. In addition, Bottler may terminate this Agreement pursuant to Paragraphs 3 and/or 5.f below.

3. During the Term, both parties temporarily waive the pricing provisions, including “most favored nations” provisions relating to pricing, if any, for each of the Brands listed in Attachment A that are contained in the agreements between them for those Brands (the “Existing Contracts”), and both parties agree that the pricing for the Brands shall be governed by this Agreement during the Term. In agreeing to this waiver, the parties acknowledge that Botter is relying on the fact that The Company by and through CCNA or Coca-Cola North America Group (collectively “CCNAG”) has offered this Program to all Coca-Cola bottlers in the United States in substantially the same form and using substantially the same methodology as stated in this Agreement. If

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CCNAG offers a materially different incidence pricing program to any bottler, CCNAG will either make such program available to Bottler or Bottler may terminate this Program effective at the end of the next calendar quarter by giving not less than thirty (30) days written notice to CCNAG. However, the parties acknowledge that Other Participating Bottlers (as defined below) will have different Incidence Rates and that such differences shall not be deemed a material difference in incidence pricing programs. CCNAG will continue to publish prices for the Brands in accordance with the terms of the Existing Contracts, but such published prices shall be informational only and shall not apply during the Term, unless this Agreement is terminated early as permitted in this Agreement.

4. During the Term, CCNAG will bill Bottler for concentrate at the standard billing prices (“SBPs”) by Brand category that are communicated annually by CCNAG to Bottler. SBPs will change no more than once per year. At the end of each Program year, CCNAG shall be free to change the SBPs for the next year by giving 30 days notice to Bottler. This is a billing price and does not reflect the incidence price (see Paragraph 5 below). CCNAG shall charge the same SBPs to every bottler that elects to participate in an incidence pricing program substantially similar to this Program during the Term (“Other Participating Bottlers”), before taking account of any funding that Bottler or Other Participating Bottlers may elect to net pursuant to Paragraph 5.i below.

5. Within 15 days after the end of each calendar quarter, i.e., March 31, June 30, September 30, and December 31, CCNAG will calculate an effective “Incidence Pricing Revenue” (“IPR”) for each category, as follows.

a.	The Bottler will calculate its Dead Net Net Selling Income (“DNNSI”) during the preceding quarter for Covered Sales of each Brand and multiply the DNNSI by the “Incidence Rate” for that Brand to yield an IPR for each Brand. The sum of these IPRs is the Total IPR for that quarter.

b.	“DNNSI” in general shall equal “Revenue less CCF/CMA/CTM/Rebates”. During the Program, the Bottler will use the same process to calculate DNNSI for all of the quarters of the program. Bottler will not alter the process or definition of DNNSI during the Program. For auditing purposes, Bottler will provide copies (hard or electronic) of the results of their sales systems (e.g., Margin Minder) to CCNAG.

c.	New Government Legislation DNNSI Adjustment:

In the event that a Bottler enters into the Program and has Covered Sales in geographies where the following items occur, an adjustment will be made to DNNSI for the change in:

1.	The increased or new handling fees in states where the law requires container deposits

2.	The new or expanded escheat tax taking in states with container deposit laws related to unclaimed bottle deposits that are required to be remitted to the state

3.	If a State adopts new container deposit laws

Bottler DNNSI can be adjusted to take into account the addition on these items.

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d.	The starting Incidence Rate for the Brands shall be communicated by CCNAG to the Bottler at the beginning of the Program. Each bottler will have its own Incidence Rate, and this rate may vary across bottlers.

e.	At the end of each year of the Program, CCNAG will review with the Bottler, and potentially adjust, Bottler’s Incidence Rate for the next year of the Program with the Bottler. CCNAG will give not less than forty-five (45) days written notice of any changes to the Incidence Rate.

f.	In addition to the annual review of the Incidence Rate described in the preceding Paragraph 5.e, CCNAG may change the Incidence Rate at any time by giving not less than 90 days prior written notice to Bottler. Should CCNAG give notice of its intent to change the Incidence Rate pursuant to this Paragraph 5.f, Bottler shall have the right to terminate this Program by giving written notice to CCNAG not less than 15 days prior to the date the change in Incidence Rate is scheduled to take effect.

g.	In order to help inform the calculations and decisions for Paragraphs 5.e and 5.f above, the Bottler and CCNAG may mutually elect and agree to share yearly category P&L information to the Operating Income level with each other. Based upon this information, CCNAG may use a variety of economic indicators such as Bottler Revenue Growth, GP margin, OI margin, and ROIC to inform, but not prescribe, potential adjustments to the Incidence Rate (e.g., keep IR same, increase IR, or decrease IR) for each of the Brands stated in Paragraph 1.

h.	Should CCNAG add or change the formula or sweetener system for any Brand during the Term, CCNAG and the bottler will mutually determine whether to include the affected Brand in the Program or whether to exclude the affected Brand and price it pursuant to the Existing Contracts.

i.	At the Bottler’s option, sales of the Brands to customers in the full service vending channel may be excluded from Covered Sales. If Bottler elects this option at outset of Program, may not be changed except by mutual consent.

If the Bottler elects to exclude sales in the full service vending channel from Covered Sales under this agreement, the Bottler will agree to provide CCNAG with a report periodically upon request detailing the volume and DNNSI of sales of Brands sold through the full service vending channel. The purpose of this report is to enable the financial reconciliation process between CCNAG and the Bottler. Bottler shall provide this report within 10 days of the receipt of the request from CCNAG. Bottler shall also agree to supply CCNAG with the underlying detail of which customers comprise the full service channel, and that the underlying categorization of full service customers shall remain consistent when reporting volume and DNNSI to CCNAG for the duration of this agreement.

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6. Settlement Process (as reflected in Attachment C):

a)	Settlement for Each Current Quarter:

See Paragraph 5 above for data requirements. The Bottler and CCNAG shall reconcile the amounts that Bottler has actually paid to CCNAG for concentrate billed at the SBP for each Brand (the “Total Standard Pricing Revenue” or “Total SPR”) during the same period of current quarter, against the Total IPR calculated above for current quarter. If the Total SPR is less than the Total IPR, the Bottler shall pay the difference to CCNAG no later than 30 days after the end of current quarter, if the Total SPR is more than the Total IPR, CCNAG shall pay the difference to the Bottler no later than 30 days after the end of current quarter.

b)	Quarterly Retroactive Adjustment in Quarters 2 through 4

In order to make adjustments to DNNSI that are not included in previous quarter(s)’s settlements but attributable to previous quarter(s) of current calendar year, and to adjust the settlement amount between the parties, Bottler shall provide CCNA , together with volume and DNNSI numbers for current quarter, the year to date (“YTD”) volume and DNNSI numbers calculated according to Paragraph 5 above.

In each Quarter 2, 3 and 4, Bottler and CCNA shall recalculate Total SPR, Total IPR for prior quarter(s) of current calendar year, as well as the discrepancy between (the “Revised Incidence Pricing Settlement”) using the DNNSI number up to the end of the last quarter (i.e. the YTD DNNSI less DNNSI for current quarter). Any variance between the Revised Incidence Pricing Settlement and the settlement amount that the parties have actually paid up to last quarter will be included in and paid together with the settlement amount for current quarter as calculated under Paragraph 5(a) above.

c)	Final Retroactive Adjustment

At the end of Quarter 1 of the following calendar year, Bottler and CCNAG shall make final adjustment to Incidence Pricing settlement for the entire current calendar year (.e.g., the final settlement adjustment for year 2014 will be calculated at the end of Q1 2015). Bottler and CCNAG shall recalculate Total SPR, Total IPR as well as the Revised Incidence Pricing Settlement, using the DNNSI number for the entire current calendar year. Any variance between the Revised Incidence Pricing Settlement and the settlement amount that the parties have actually made during current calendar year will be paid no later than 30 days after the end of Quarter 3 for CCF/CTM adjustments of the following calendar year. Thereafter, no further adjustment to the Incidence Pricing settlement shall be made for current calendar year.

7. Both parties shall be entitled to review the other’s calculations and all relevant underlying records upon written request.

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8. Within two weeks of the end of every quarter, the Bottler will provide CCNAG package level data for volume, gross revenue, and CCF/CTM/CMA/Rebates for all of the Brands covered in the Program.

9. The Bottler will make changes as needed to the views in its Route Settlement System (e.g., Margin Minder or other mutually agreeable system) to reflect the effective COGS under this Program, and will use reasonable efforts to ensure that its key decision makers will have access to the incidence pricing view in Margin Minder or other system, or make such other changes that may be reasonably required in order to ensure that Bottler employees with financial decision-making responsibility have access to Bottler’s effective COGS under this Program when making decisions in the performance of their duties.

10. The parties will meet on a timely basis to jointly develop a mutually agreeable reporting and review process.

11. Bottler will share with CCNAG in a timely fashion its annual and quarterly forecasting information for the average prices it expects to charge for each of the Brands by package, to the extent that Bottler maintains such information in the ordinary course of its business.

12. The purpose of this Program is to determine the feasibility and effectiveness of implementing an alternative pricing system. Characteristics of this Program may or may not be extended past the end of the Program specified in Paragraph 2, and any such extensions must be achieved by mutual agreement.

13. Attached as Attachment B is a form of Confidentiality Agreement that shall govern this Agreement and the information shared between the parties pursuant to this Agreement.

14. Rights of Reversion. If either Bottler or CCNAG terminates this agreement as permitted in Paragraphs 2, 3, and 5.f above, the parties will reconcile Total SPR against Total IPR as provided in paragraph 6 through the end of the Term. Beginning on the first day of the quarter following the expiration or termination of this Agreement, CCNAG will resume charging prices to Bottler for the Brands in accordance with the terms of the Existing Contracts. Nothing in this Agreement shall be deemed to modify, change or amend the interpretation of the Existing Contracts or the parties’ respective rights and obligations thereunder following termination or expiration of this Agreement.

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If this letter accurately sets forth our understanding and agreement, please sign below and return one copy to me for our files.

Sincerely,
/s/ Brian Hannafey
Brian Hannafey

Vice President, Franchise Relations Finance Coca-Cola North America Group

AGREED this 20 day of Dec, 2013:

BOTTLER

By:	/s/ James E. Harris

Printed Name:	James E. Harris

Title:	CFO

cc:

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ATTACHMENT A

North America Brands

Product

Coca-Cola
CF Coca-Cola
Vanilla Coke
Cherry Coca-Cola

Diet Coke
CF diet Coke
Coke Zero
CF Coke Zero
Diet Coke with Splenda
Vanilla Coke Zero
Diet Cherry Coke
Cherry Coke Zero
Diet Coke with Lime

TAB

Sprite
Diet Sprite Zero
Diet Sprite Zero*
Sprite Cranberry
Sprite Zero Cranberry

Fresca
Fresca Peach
Fresca Black Cherry

Pibb Xtra
Pibb Zero
Pibb Zero*

Mello Yello
Mello Yello Zero

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Product
Barq’s:
Root Beer
French Vanilla Crème Soda
Caffeine Free Root Beer
Red Crème Soda
Diet Root Beer
Diet French Vanilla Crème Soda
Diet Red Creme Soda

Fanta:
Orange
Grape
Grapefruit
Strawberry
Pineapple
Apple
Apple*
Fruit Punch
Peach
Club Soda
Tonic Water
Fanta Zero Orange
Fanta Zero Orange*

Delaware Punch
Delaware Punch*

Red Flash

Northern Neck:
Ginger Ale
Diet Ginger Ale

Seagram’s
Ginger Ale
Diet Ginger Ale
Raspberry Ginger Ale
Diet Raspberry Ginger Ale
Club Soda
Tonic Water
Diet Tonic Water
Sparkling Water Key Lime Seltzer
Sparkling Water White Peach Seltzer
Sparkling Water Orange Citrus Seltzer
Sparkling Black/Raspberry Seltzer
Non Flavored Seltzer

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Product
Fuze Iced Tea Lemon
Fuze Strawberry Lemonade
Fuze Half Tea Half Lemonade
Fuze Iced Tea Strawberry Red Tea
Fuze Iced Tea Honey Ginseng Green Tea
Fuze Iced Tea Honey Ginseng Green Tea*
Fuze Berry Punch
Fuze Sweet Tea
Fuze Diet Lemon Tea

Minute Maid Refreshment
Lemonade
Fruit Punch
Pink Lemonade
Orangeade
Peach
Light Lemonade
Light Raspberry Passion
Light Orangeade

Note:

Asterisk (*) The product has 2 different yields and/or throws

Fanta
Fanta Zero Orange	KIT OR/D-1005.50 4UN
Fanta Zero Orange*	KIT OR/D-1005.52 4UN
Fanta Apple	KIT AP-410.00 4UN
Fanta Apple*	KIT AP-492.00 4UN / KIT AP-500.00 4UN

Sprite Zero
diet Sprite Zero	KIT SP/D-58.06 4UN
diet Sprite Zero*	KIT SP/D-137.50 4UN

Pibb
Pibb Zero	KIT MP/D-10.50 16UN (NEW)
Pibb Zero*	KIT MP/D-12.50 16UN

Delaware Punch
Delaware Punch	KIT CH-15.00 20UN
Delaware Punch*	KIT CH-149.00 20UN

Classified - Confidential

ATTACHMENT B

Confidentiality Agreement

THIS CONFIDENTIALITY AGREEMENT is made and entered into as of the 19th day of December 2013, by and between Coca-Cola Bottling Company of BOTTLER (“Bottler”) and THE COCA-COLA COMPANY, a Delaware corporation, by and through its Coca-Cola North America Group (“KO”), under the following circumstances:

A. KO has requested that Bottler allow KO access to certain of Bottler’ data systems to obtain nonpublic information concerning sales of beverages by Bottler and its affiliates in North America, including its commonwealths, territories and possessions. This information will include (without limitation) the identity of individual accounts and show all products sold under license from KO, sales volume, invoice prices, allowances and discounts. The information described in the preceding sentence is referred to in this Agreement as the “Confidential Information.”

B. Bottler is willing to and agrees to allow certain KO employees to have such access to the Confidential Information, provided that KO and KO employee serving as Vice President, Coca-Cola North America Group Franchise Relations Finance or such position with comparable responsibilities (“Employee”) agree to the restrictions on the use and disclosure of the Confidential Information as provided in this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable legal consideration, the parties agree as follows:

1. Non-disclosure. KO agrees, and agrees to cause the Employee, to use the Confidential Information only for the internal purposes of KO, and, except as permitted by Section 5 of this Agreement, shall make no disclosure whatsoever of any Confidential Information.

2. Restricted Access. KO agrees, and agrees to cause Employee, to restrict access to the Confidential Information (in any form) only to other KO employees meeting all of the following criteria: (a) the KO employee has a need to know this information; and (b) the KO employee has been approved by an authorized KO official (i.e., above Director level) to have access to the Confidential Information.

3. No Warranty. The Confidential Information to which KO and the Employee is being allowed access is prepared in the ordinary business operations of Bottler and is believed to reflect correctly the records of Bottler and its affiliates at the date it is entered into the data system, but any express or implied warranty that the Confidential Information is accurate or complete is specifically disclaimed by Bottler. Bottler shall have no liability to KO or the Employee for KO’s or the Employee’s use of or reliance on the Confidential Information.

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4. Insider Trading. KO acknowledges, and agrees to cause the Employee to acknowledge, that the information could, under some circumstances, be material nonpublic information relating to Bottler, and that the use of such information in the purchase or sale of the securities of Bottler could, under those circumstances, subject the person responsible for the purchase or sale of such securities to liability under relevant securities laws and regulations.

5. Exclusions from Confidential Information. The following information shall not be considered as “Confidential Information” under this Agreement:

(a) Information which is, or subsequently may become, generally available to the public as a matter of record through no fault of KO or the Employee;

(b) Information which KO can show was previously known to it as a matter of record at the time of receipt;

(c) Information which may subsequently be obtained from a third party (i) who received the information lawfully and from a disclosing party who was under no duty to keep such information confidential; and (ii) who obtained the information through no fault of KO or the Employee;

(d) Information which may subsequently be developed by KO or the Employee independently of any disclosure of Confidential Information from Bottler hereunder;

(e) Information which is required to be disclosed pursuant to the requirement of a government agency or by operation of law, subsequent to prior consultation with Bottler’ legal counsel.

6. Legal Process. KO agrees, and agrees to cause Employee, to notify Bottler immediately if either becomes subject to legal process compelling them to disclose Confidential Information, so that Bottler may seek a protective order or other appropriate remedy. If legally compelled to disclose the Confidential Information, KO agrees and agrees to cause Employee to furnish only that portion of the Confidential Information which is legally required to be disclosed.

7. Termination. Either party may terminate this Agreement for any reason by giving not less than ninety (90) days prior written notice.

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8. Effect on Other Agreements. Nothing in this Agreement shall be deemed to modify, amend or waive any rights either party may have under any bottling or distribution agreement between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Coca-Cola Bottling Company of BOTTLER

By:	/s/ James E. Harris

THE COCA-COLA COMPANY by and through its Coca-Cola North America Group

Signature:	/s/ Brian Hannafey

Authorized Signing Officer

Printed Name:	Brian Hannafey

VP Finance Franchise Relations

Authorized Signing Officer

Signature:

Witness

Printed Name:

Witness

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ATTACHMENT C

Settlement Process

*	Note: CTM closeout will occur by Q3 of the following year.

Classified - Confidential